SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 22, 2007

NATURAL RESOURCE PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600
Houston, Texas (Address of principal executive offices)		77002 (Zip code)
Registrant’s telephone number, including area code: (713) 751-7507
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     As previously reported in Current Reports on Form 8-K filed on December 15, 2006 and January 4, 2007 with the Securities and Exchange Commission, Natural Resource Partners L.P. (the “Partnership”) issued 541,956 Class B units representing limited partner interests in the Partnership (“Class B Units”) to Adena Minerals, LLC (“Adena”). The Class B Units were subsequently split, along with the Partnership’s common and subordinated units, on a two-for-one basis into 1,083,912 Class B units, as reported in a Current Report on Form 8-K filed on April 19, 2007. The Partnership issued the Class B Units to Adena instead of additional common units because Section 312.03(b) of the New York Stock Exchange (the “NYSE”) Listed Company Manual prohibited the issuance of any further common units to Adena without unitholder approval.
     Pursuant to the terms of the Partnership’s Third Amended and Restated Agreement of Limited Partnership, the Class B Units convert into common units on a one-for-one basis upon the earlier to occur of (i) the approval of such conversion by the Partnership’s unitholders or (ii) the rules of the NYSE being changed so that no vote or consent of unitholders is required as a condition to the listing or admission to trading of the common units that would be issued upon any conversion of any Class B Units into common units.
     On May 22, 2007, the Securities and Exchange Commission approved an amendment to Section 312.03 of the NYSE Listed Company Manual (the “Amendment”) which, among other things, exempted limited partnerships from the provisions of Section 312.03(b). As a result of the Amendment, a vote of the Partnership’s unitholders is no longer required to issue common units to Adena. Consequently, all 1,083,912 Class B Units held by Adena converted to 1,083,912 common units effective May 22, 2007. After the conversion, no Class B Units are outstanding.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P. (Registrant)
By:	NRP (GP) LP
its General Partner

By:	GP Natural Resource Partners LLC
its General Partner

/s/ Wyatt L. Hogan
Wyatt L. Hogan
Vice President and General Counsel

Dated: June 11, 2007